RESOLVED, that the By-laws of the Corporation are hereby amended to delete present Article XII in its entirety and replace it with the following new
Article XII:

                                  ARTICLE XII

                   Indemnification of Directors and Officers

         SECTION 1. General.  The Corporation shall indemnify any person who was
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or is a party or is threatened to be made a party to any threatened,  pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a
        ----  ----------
presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. For purposes of this
Article XII of the bylaws, any person who, pursuant to a provision in the certificate of incorporation of the Corporation, exercises or performs any of the powers or duties conferred or imposed upon a director of the Corporation shall be entitled to all the benefits conferred upon a director of the Corporation and be entitled to all the benefits (including without limitation, the right to indemnification and advancement of expenses) set forth in this
Article XII.

         SECTION 2.  Derivative  Actions.  The  Corporation  shall indemnify any
                     -------------------
person  who  was or is a  party  or is  threatened  to be  made a  party  to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon

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application  that,  despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         SECTION 3.  Indemnification  in  Certain  Cases.  To the extent  that a
                     -----------------------------------
director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article XII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         SECTION 4.  Procedure.  Any  indemnification  under Sections 1 and 2 of
                     ---------
this Article XII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

         SECTION 5. Advances for Expenses.  Expenses (including attorney's fees)
                    ---------------------
incurred by a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article XII.

         SECTION 6. Rights Not-Exclusive. The indemnification and advancement of
                    --------------------
expenses  provided  by, or granted  pursuant to, the other  subsections  of this
Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         SECTION 7. Insurance.  The Corporation shall have power to purchase and
                    ---------
maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not

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


the Corporation would have the power to indemnify him against such liability under the provisions of this Article XII.

         SECTION 8. Definition of Corporation.  For the purposes of this Article
                    -------------------------
XII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article XII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

         SECTION 9. Survival of Rights. The  indemnification  and advancement of
                    ------------------
expenses provided by, or granted pursuant to this Article XII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No subsequent amendment of this Article XII shall diminish the rights hereunder of any director or officer with respect to any action taken or claim made prior to such amendment.

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